Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Fourth Quarter and Full Year 2025
Reported highest fourth quarter and full year revenue in company history
Continued momentum in Services revenue with 8% (6% in local currency) growth compared to fourth quarter 2024
Fifth consecutive quarter of double-digit year-over-year Capital markets revenue growth
Cash flow generation for the year improved by more than $125 million from 2024
NEW YORK (BUSINESS WIRE), February 19, 2026 — Cushman & Wakefield Ltd. (NYSE: CWK) today reported financial results for the fourth quarter and full year of 2025.
“Our fourth quarter results capped off an exceptional year for Cushman & Wakefield. In 2025, we drove 34% adjusted earnings per share growth, improved cash flow by more than $125 million and prepaid $300 million in debt,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “Commercial real estate end markets are healthy, supported by solid demand across all major asset classes and improved pricing and liquidity. We have entered 2026 with excitement and momentum as we execute against the compelling long-term strategic priorities and financial targets that we presented at our 2025 Investor Day.”
Fourth Quarter Results:
•Revenue of $2.9 billion for the fourth quarter of 2025 increased 11% (10% in local currency) and service line fee revenue of $2.0 billion for the fourth quarter of 2025 increased 9% (7% in local currency) from the fourth quarter of 2024.
◦Services revenue increased 8% (6% in local currency), reflecting continued momentum across all segments, led by project management revenue in EMEA and APAC.
◦Leasing revenue increased 6% (5% in local currency), driven by strong performance in the Americas and EMEA.
◦Capital markets revenue increased 17% (15% in local currency), with particular strength in office and retail transactions in the Americas, as well as solid growth in EMEA.
◦Valuation and other revenue increased 15% (12% in local currency).
•Net loss was $22.4 million for the fourth quarter of 2025 compared to net income of $112.9 million in the fourth quarter of 2024. Diluted loss per share was $0.10 for the fourth quarter of 2025 compared to diluted earnings per share of $0.48 for the fourth quarter of 2024.
◦Recognized a one-time other-than-temporary impairment loss of $177.0 million on our equity method investment in Cushman Wakefield Greystone LLC (the “Greystone JV”).
◦Adjusted EBITDA of $238.7 million increased 7% (5% in local currency) from the fourth quarter of 2024. Adjusted EBITDA margin of 11.7% declined 16 basis points from the fourth quarter of 2024.
◦Adjusted net income of $127.1 million increased $13.6 million or 12% from the fourth quarter of 2024.
◦Adjusted diluted earnings per share of $0.54 was up $0.06 or 13% from the fourth quarter of 2024.
Full Year Results:
•Revenue of $10.3 billion for 2025 increased 9% (9% in local currency) and service line fee revenue of $7.1 billion for 2025 increased 7% (7% in local currency) from 2024.
•Net income of $88.2 million for 2025 decreased $43.1 million from 2024. Diluted earnings per share for 2025 was $0.38 compared to $0.56 for 2024.
◦Adjusted EBITDA of $656.2 million increased 13% (11% in local currency) from 2024. Adjusted EBITDA margin of 9.3% improved 46 basis points from 2024.
◦Adjusted net income of $285.2 million increased $72.7 million or 34% from 2024.
◦Adjusted diluted earnings per share of $1.22 was up $0.31 or 34% from 2024.
•Net cash provided by operating activities of $340.4 million for 2025 increased $132.4 million from 2024.
◦Free cash flow generated of $293.0 million for 2025 increased $126.0 million from 2024.
•In 2025, we completed three repricings of our term loans due in 2030, achieving the lowest credit spread in Cushman & Wakefield Ltd.’s (the “Company’s”) history. We also elected to prepay $300.0 million in principal outstanding under the Company’s term loans.
•Liquidity as of December 31, 2025 was $1.8 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.8 billion.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
ir@cushwake.com	aixa.velez@cushwake.com

February 19, 2026

Consolidated Results (unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share data)	2025	2024	% Change in USD	% Change in Local Currency(5)	2025	2024	% Change in USD	% Change in Local Currency(5)
Revenue:
Services	$947.7	$879.6	8%	6%	$3,624.3	$3,480.1	4%	4%
Leasing	660.9	622.7	6%	5%	2,098.7	1,947.5	8%	7%
Capital markets	288.4	247.5	17%	15%	857.6	721.8	19%	18%
Valuation and other	144.6	125.6	15%	12%	480.7	439.8	9%	8%
Total service line fee revenue(1)	2,041.6	1,875.4	9%	7%	7,061.3	6,589.2	7%	7%
Gross contract reimbursables(2)	872.2	754.1	16%	15%	3,226.9	2,857.3	13%	13%
Total revenue	$2,913.8	$2,629.5	11%	10%	$10,288.2	$9,446.5	9%	9%

Costs and expenses:
Cost of services provided to clients	$1,467.1	$1,347.0	9%	8%	$5,181.3	$4,862.9	7%	6%
Cost of gross contract reimbursables	872.2	754.1	16%	15%	3,226.9	2,857.3	13%	13%
Total costs of services	2,339.3	2,101.1	11%	10%	8,408.2	7,720.2	9%	9%
Operating, administrative and other	372.1	319.7	16%	14%	1,317.2	1,224.1	8%	7%
Depreciation and amortization	25.5	29.6	(14)%	(16)%	104.2	122.2	(15)%	(15)%
Restructuring, impairment and related charges	—	4.6	(100)%	(99)%	6.1	41.1	(85)%	(85)%
Total costs and expenses	2,736.9	2,455.0	11%	10%	9,835.7	9,107.6	8%	8%
Operating income	176.9	174.5	1%	1%	452.5	338.9	34%	32%
Interest expense, net of interest income	(54.7)	(55.5)	(1)%	(3)%	(216.2)	(229.9)	(6)%	(7)%
(Loss) earnings from equity method investments	(171.0)	9.3	n.m.	n.m.	(168.3)	37.4	n.m.	n.m.
Other income, net	36.7	3.8	n.m.	n.m.	46.2	29.4	57%	58%
(Loss) earnings before income taxes	(12.1)	132.1	n.m.	n.m.	114.2	175.8	(35)%	(39)%
Provision for income taxes	10.3	19.2	(46)%	(53)%	26.0	44.5	(42)%	(46)%
Net (loss) income	$(22.4)	$112.9	n.m.	n.m.	$88.2	$131.3	(33)%	(36)%
Net (loss) income margin	(0.8)%	4.3%			0.9%	1.4%

Adjusted EBITDA(3)	$238.7	$222.3	7%	5%	$656.2	$581.9	13%	11%
Adjusted EBITDA margin(3)	11.7%	11.9%			9.3%	8.8%

Adjusted net income(3)	$127.1	$113.5	12%		$285.2	$212.5	34%

Weighted average shares outstanding, basic	231.6	229.5			231.2	228.9
Weighted average shares outstanding, diluted(4)	237.0	234.6			234.7	232.8
(Loss) earnings per share, basic	$(0.10)	$0.49			$0.38	$0.57
(Loss) earnings per share, diluted	$(0.10)	$0.48			$0.38	$0.56
Adjusted earnings per share, diluted(3)(4)	$0.54	$0.48			$1.22	$0.91
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this release for reconciliations of (i) Net (loss) income to Adjusted EBITDA and (ii) Net (loss) income to Adjusted net income and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP financial measures under the “Use of Non-GAAP Financial Measures” section in this press release.
(4) For all periods with a U.S. Generally Accepted Accounting Principles (“GAAP”) net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

February 19, 2026

Fourth Quarter Results (unaudited)
Revenue
Revenue of $2.9 billion increased $284.3 million or 11% compared to the three months ended December 31, 2024, primarily driven by Services and Gross contract reimbursable revenue growth of 8% and 16%, respectively. These increases reflect continued momentum across all segments, led by project management revenue in EMEA and APAC, which increased approximately $16.0 million and $24.0 million, respectively. Capital markets revenue increased 17% with particular strength in office and retail transactions in the Americas, as well as solid growth in EMEA, as improved debt availability and pent-up demand continued to positively impact transaction volumes. Leasing revenue increased 6% primarily driven by strong performance in the Americas and EMEA, as occupiers continue to trend towards newer, higher-grade buildings with top-tier employee experiences. Valuation and other revenue also increased 15%.
Costs of services
Costs of services of $2.3 billion increased $238.2 million or 11% compared to the three months ended December 31, 2024, principally driven by an increase in employment costs of approximately $114.0 million, including higher commissions associated with increased brokerage revenue, higher salaries and reimbursed employee costs as a result of higher Services revenue. Similarly, third-party consumables and sub-contractor costs increased approximately $126.0 million, largely as a result of higher Services revenue. Cost of services provided to clients increased 9% compared to the fourth quarter of 2024 and Cost of gross contract reimbursables increased 16% due to changes in client mix.
Operating, administrative and other
Operating, administrative and other expenses of $372.1 million increased $52.4 million or 16% compared to the three months ended December 31, 2024, primarily driven by an increase in employment costs of approximately $47.0 million, largely due to higher healthcare costs and higher salaries, as well as strategic investments and cost inflation, partially offset by the impact of our cost savings initiatives.
(Loss) earnings from equity method investments
Loss from equity method investments was $171.0 million for the three months ended December 31, 2025, compared to earnings from equity method investments of $9.3 million for the three months ended December 31, 2024. The $180.3 million decline in earnings was primarily due to an other-than-temporary impairment loss of $177.0 million recognized on our investment in the Greystone JV (see Note 8: Equity Method Investments of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in the near future (the “2025 Annual Report”), for further information). The Greystone JV impairment loss was recorded in the Americas segment. In addition, the Company recognized lower earnings from the Greystone JV driven by changes in the mix of mortgage loan origination volumes compared to the fourth quarter of 2024, contributing to a lower value of mortgage servicing rights (“MSRs”), and higher provisions for credit losses for mortgage loans due to expected losses on specific loans and higher risk-sharing obligations.
Other income, net
Other income, net of $36.7 million increased $32.9 million compared to the three months ended December 31, 2024, principally driven by an increase in unrealized gains on our fair value investments of $26.8 million and a realized gain on sale of one of our real estate investments of $8.4 million.
Provision for income taxes
Provision for income taxes for the three months ended December 31, 2025 was $10.3 million on a loss before income taxes of $12.1 million. For the three months ended December 31, 2024, provision for income taxes was $19.2 million on earnings before income taxes of $132.1 million. The $8.9 million decrease in income tax expense was primarily driven by lower earnings before income taxes of $144.2 million, predominantly in the U.S. which declined by $150.5 million from the fourth quarter of 2024 due to the Greystone JV impairment. Excluding the impact of the Greystone JV impairment loss, earnings before income taxes in the U.S. increased $26.5 million from the fourth quarter of 2024.

February 19, 2026

Net (loss) income and Adjusted EBITDA
Net loss was $22.4 million for the three months ended December 31, 2025 compared to net income of $112.9 million for the three months ended December 31, 2024. Net loss margin was 0.8% compared to net income margin of 4.3% in the fourth quarter of 2024. The $135.3 million decline in net income was principally driven by the other-than-temporary impairment loss on the Greystone JV, lower earnings recognized from the Greystone JV, higher employment costs, strategic investments and cost inflation. These unfavorable trends were partially offset by growth in all of our service lines, realized and unrealized gains on our real estate investments, as well as the impact of our cost savings initiatives.
Adjusted EBITDA of $238.7 million increased by $16.4 million or 7% compared to the three months ended December 31, 2024, driven by the same factors impacting Net loss above, with the exception of the impact of the Greystone JV and gains on our real estate investments. Adjusted EBITDA margin, measured against service line fee revenue, was 11.7% for the fourth quarter of 2025, a decrease of 16 basis points from the fourth quarter of 2024.

Full Year Results (unaudited)
Revenue
Revenue of $10.3 billion increased $841.7 million or 9% compared to the year ended December 31, 2024, primarily driven by Capital markets and Leasing revenue growth of 19% and 8%, respectively. Capital markets revenue was strong across all segments as improved debt availability and pent-up demand continued to positively impact transaction volumes in 2025, led by the Americas. This sustained momentum in Capital markets also reflects our ongoing investments in hiring top talent and strengthening our platform. Leasing revenue increased primarily due to office and industrial leasing in the Americas, including a relatively higher number of large transactions, as occupiers continue to trend towards newer, higher-grade buildings with top-tier employee experiences. Services revenue increased 4% compared to the year ended December 31, 2024, primarily driven by higher facilities services revenue in the Americas due to the expansion of existing client mandates and higher project management revenue in EMEA and APAC. These trends were partially offset by the sale of a non-core Services business in August 2024, which accounted for $61.1 million and $47.6 million of facilities management and Gross contract reimbursables revenue, respectively, in the year ended December 31, 2024. Excluding the impact of this sale, Services and Gross contract reimbursables revenue increased 6% and 15%, respectively, and total revenue increased 10%. Valuation and other revenue also increased 9% from the prior year.
Costs of services
Costs of services of $8.4 billion increased $688.0 million or 9% compared to the year ended December 31, 2024, principally driven by an increase in employment costs of approximately $398.0 million, including higher commissions associated with increased brokerage revenue, and higher salaries and reimbursed employee costs as a result of higher Services revenue. Similarly, third-party consumables and sub-contractor costs increased approximately $283.0 million, largely as a result of higher Services revenue. Cost of services provided to clients increased 7% and Cost of gross contract reimbursables increased 13%. Total costs of services as a percentage of total revenue was 82% for both the year ended December 31, 2025 and 2024.
Operating, administrative and other
Operating, administrative and other expenses of $1.3 billion, which represents indirect and overhead costs such as employment, occupancy and information technology costs, increased $93.1 million or 8% compared to the year ended December 31, 2024. This increase was primarily driven by an increase in employment costs of approximately $95.0 million, including higher healthcare costs, higher salaries and higher stock-based compensation expense attributable to improved vesting expectations for certain previously granted performance-based equity awards and the modification of the Company’s non-executive chairman’s awards in 2024 (which reduced expense in the prior year period), as well as strategic investments and cost inflation. These trends were partially offset by the impact of our cost savings initiatives and effective expense management. Operating, administrative and other expenses as a percentage of total revenue was 13% for both the year ended December 31, 2025 and 2024.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $6.1 million decreased $35.0 million compared to the year ended December 31, 2024, primarily driven by a $15.8 million loss on disposition recognized in 2024 related to the sale of a non-core Services business in the Americas, as well as a decrease in severance costs of approximately

February 19, 2026

$22.0 million associated with previous cost savings initiatives. These declines were partially offset by an impairment loss on real estate investments of $6.5 million recognized in the first quarter of 2025.
Interest expense, net of interest income
Interest expense of $216.2 million decreased $13.7 million or 6% compared to the year ended December 31, 2024, primarily driven by lower outstanding principal balances on our term loans following optional principal prepayments made in 2024 and 2025, as well as lower interest rates on our term loans compared to the prior year period as a result of our repricings in 2024 and 2025.
(Loss) earnings from equity method investments
Loss from equity method investments was $168.3 million for the year ended December 31, 2025 compared to earnings from equity method investments of $37.4 million for the year ended December 31, 2024. The $205.7 million decline in earnings was primarily due to an other-than-temporary impairment loss of $177.0 million recognized on our investment in the Greystone JV (see Note 8: Equity Method Investments of the Notes to the Consolidated Financial Statements in the 2025 Annual Report for further information). The Greystone JV impairment loss was recorded in the Americas segment. In addition, the Company recognized lower earnings from the Greystone JV compared to the prior year driven by changes in the mix of mortgage loan origination volumes compared to 2024, contributing to a lower value of MSRs, and higher provisions for credit losses for mortgage loans due to expected losses on specific loans and higher risk-sharing obligations. For the year ended December 31, 2025, the Greystone JV recorded a non-cash provision for loan losses of $62.3 million, of which the Company recorded $24.9 million based on its 40% equity interest which was included within (Loss) earnings from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the future.
Other income, net
Other income, net of $46.2 million increased $16.8 million compared to the year ended December 31, 2024, principally driven by an increase in unrealized gains on our fair value investments of $26.9 million and a realized gain on sale of one of our real estate investments of $8.4 million. This was partially offset by a $19.2 million gain from insurance proceeds recognized in 2024 (see Note 16: Commitments and Contingencies of the Notes to the Consolidated Financial Statements in the 2025 Annual Report for further information).
Provision for income taxes
Provision for income taxes for the year ended December 31, 2025 was $26.0 million on earnings before income taxes of $114.2 million. For the year ended December 31, 2024, the provision for income taxes was $44.5 million on earnings before income taxes of $175.8 million. The $18.5 million decrease in income tax expense was primarily driven by lower earnings before income taxes of $61.6 million, predominantly in the U.S. which declined by $81.3 million from the year ended December 31, 2024 due to the Greystone JV impairment. Excluding the impact of the Greystone JV impairment loss, earnings before income taxes in the U.S. increased $95.7 million. Additionally, the decrease in income tax expense resulted from the release of valuation allowances in certain foreign jurisdictions, predominantly in the U.K. of $17.1 million and Australia of $9.2 million. These tax benefits in 2025 were partially offset by a non-recurring tax benefit in 2024 related to the impact of repatriation of $10.1 million.
Net income and Adjusted EBITDA
Net income of $88.2 million decreased $43.1 million compared to the year ended December 31, 2024. Net income margin was 0.9% compared to 1.4% for the prior year. The decrease in net income was principally driven by the other-than-temporary impairment loss on the Greystone JV, lower earnings recognized from the Greystone JV, higher employment costs, strategic investments, and cost inflation, as well as a one-time gain from insurance proceeds recognized in 2024. These unfavorable trends were partially offset by growth in all of our service lines, lower interest expense and lower depreciation and amortization expense, as well as the impact of our cost savings initiatives and effective expense management.
Adjusted EBITDA of $656.2 million increased $74.3 million or 13% compared to the year ended December 31, 2024, driven by the same factors impacting Net income above, with the exception of interest expense, depreciation and amortization expense, gain from insurance proceeds and the impact of the Greystone JV. Adjusted EBITDA margin, measured against service line fee revenue, was 9.3% for the year ended December 31, 2025, an increase of 46 basis points from the year ended December 31, 2024.

February 19, 2026

Balance Sheet
Liquidity as of December 31, 2025 was $1.8 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.8 billion.
Net debt as of December 31, 2025 was $1.9 billion reflecting the Company’s outstanding term loans of $1.7 billion and senior secured notes totaling $1.0 billion, net of cash and cash equivalents of $0.8 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.

Conference Call
The Company’s Fourth Quarter and Full Year 2025 Earnings Conference Call will be held today, February 19, 2026, at 9:00 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at https://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-833-821-5374 for U.S. callers and 1-412-652-1260 for international callers. An audio replay of the call will be available approximately two hours after the conference call by accessing the Company’s Investor Relations website at https://ir.cushmanwakefield.com. A transcript of the call will also be available on the Company’s Investor Relations website at https://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for occupiers and investors with approximately 53,000 employees in over 350 offices and nearly 60 countries. In 2025, the firm reported revenue of $10.3 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

February 19, 2026

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside the control of the Company. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; risks associated with sociopolitical polarization and changes in political landscapes; social, geopolitical and economic risks associated with its international operations; foreign currency volatility; the seasonality of significant portions of its revenue and cash flow; its ability to recruit and retain qualified revenue-producing advisors and senior management; its ability to maintain and execute its information technology strategies; the increasing use of artificial intelligence (“AI”) technologies in its operations and client service offerings and the inadequate deployment and governance of these AI technologies; interruption or failure of its information technology, communications systems or data services; its vulnerability to potential breaches in security or other threats related to its information systems; its ability to comply with cybersecurity, AI governance and data privacy laws and regulations and other confidentiality obligations; the concentration of business with specific corporate clients; its ability to preserve, grow and leverage the value of its brand; its ability to compete globally, regionally and locally and its ability to cross-sell its services; the extent to which infrastructure disruptions may affect its ability to provide its services; the failure of its mergers, acquisitions and investments to perform as expected or the lack of future acquisition opportunities; the potential impairment of its goodwill or equity method investments; its ability to comply with new and existing laws, regulations or licensing requirements; changes in tax legislation or tax rates and its ability to make correct determinations in complex and varied tax regimes; incremental tax risk associated with Bermuda’s limited network of international treaties; the failure of third parties performing on its behalf to comply with contract, regulatory or legal requirements; risks related to climate change and with respect to other environmental conditions; restrictions imposed on the Company by the agreements governing its indebtedness; its amount of indebtedness and its potential adverse impact on its available cash flow and the operation of its business; its ability to incur more indebtedness; risks related to litigation and regulatory risks; the fact that the rights of its shareholders may be limited or otherwise differ in certain respects from the rights afforded to shareholders of a U.S. corporation; and risks related to its capital allocation strategy including current intentions to not pay cash dividends. Should any of the Company’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that it did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this release, including the possibility that recipients may lose a material portion of the amounts invested. While the Company believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of the Company as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this release and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of events or circumstances, new information, future developments or otherwise after the date of this release, except as required by applicable securities laws. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its most recently filed Annual Report on Form 10-K and in its other periodic reports filed with the SEC.

The Company routinely posts important information about its business on its Investors Relations website at https://ir.cushmanwakefield.com. The Company uses its website as a means of disclosing material, nonpublic information and for complying with its disclosure obligations under Regulation FD. Investors should monitor the Company’s Investor Relations website in addition to following the Company’s press releases, filings with the SEC, public conference calls and webcasts. The Company does not incorporate the contents of any website into this or any other report it files with the SEC.

February 19, 2026

Cushman & Wakefield Ltd.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2025	2024	2025	2024
Revenue	$2,913.8	$2,629.5	$10,288.2	$9,446.5
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,339.3	2,101.1	8,408.2	7,720.2
Operating, administrative and other	372.1	319.7	1,317.2	1,224.1
Depreciation and amortization	25.5	29.6	104.2	122.2
Restructuring, impairment and related charges	—	4.6	6.1	41.1
Total costs and expenses	2,736.9	2,455.0	9,835.7	9,107.6
Operating income	176.9	174.5	452.5	338.9
Interest expense, net of interest income	(54.7)	(55.5)	(216.2)	(229.9)
(Loss) earnings from equity method investments	(171.0)	9.3	(168.3)	37.4
Other income, net	36.7	3.8	46.2	29.4
(Loss) earnings before income taxes	(12.1)	132.1	114.2	175.8
Provision for income taxes	10.3	19.2	26.0	44.5
Net (loss) income	$(22.4)	$112.9	$88.2	$131.3

Basic (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, basic	$(0.10)	$0.49	$0.38	$0.57
Weighted average shares outstanding for basic (loss) earnings per share	231.6	229.5	231.2	228.9
Diluted (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, diluted	$(0.10)	$0.48	$0.38	$0.56
Weighted average shares outstanding for diluted (loss) earnings per share	231.6	234.6	234.7	232.8

February 19, 2026

Cushman & Wakefield Ltd.
Consolidated Balance Sheets

	As of December 31,
(in millions, except share data)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$784.2	$793.3
Trade and other receivables, net of allowance of $93.2 and $88.7 as of December 31, 2025 and 2024, respectively	1,515.5	1,352.4
Income tax receivable	52.3	62.1
Short-term contract assets, net	301.4	301.4
Prepaid expenses and other current assets	189.7	181.2
Total current assets	2,843.1	2,690.4
Property and equipment, net	132.9	136.0
Goodwill	2,058.3	1,998.3
Intangible assets, net	654.7	690.1
Equity method investments	536.9	723.6
Deferred tax assets	149.0	93.1
Non-current operating lease assets	277.2	290.1
Other non-current assets	1,024.5	927.6
Total assets	$7,676.6	$7,549.2

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$124.9	$103.2
Accounts payable and accrued expenses	1,225.0	1,110.5
Accrued compensation	1,021.5	900.4
Income tax payable	29.0	19.8
Other current liabilities	191.4	196.0
Total current liabilities	2,591.8	2,329.9
Long-term debt, net	2,624.9	2,939.6
Deferred tax liabilities	13.8	12.6
Non-current operating lease liabilities	246.6	270.3
Other non-current liabilities	243.7	241.4
Total liabilities	5,720.8	5,793.8

Shareholders’ equity:
Common shares, par value $0.10 per share, 800,000,000 shares authorized; 231,699,585 and 229,696,912 shares issued and outstanding as of December 31, 2025 and 2024, respectively	23.2	23.0
Additional paid-in capital	3,038.4	2,986.4
Accumulated deficit	(897.7)	(985.9)
Accumulated other comprehensive loss	(208.6)	(268.6)
Total equity attributable to the Company	1,955.3	1,754.9
Non-controlling interests	0.5	0.5
Total equity	1,955.8	1,755.4
Total liabilities and shareholders’ equity	$7,676.6	$7,549.2

February 19, 2026

Cushman & Wakefield Ltd.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions)	2025	2024
Cash flows from operating activities
Net income	$88.2	$131.3
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	104.2	122.2
Impairment charges	6.5	3.8
Unrealized foreign exchange gain	(4.3)	(4.3)
Stock-based compensation	58.2	35.6
Lease amortization	86.5	86.5
Loss on debt extinguishment	3.0	—
Amortization of debt issuance costs	8.0	7.5
Earnings from equity method investments, net of distributions received	3.0	(18.7)
Impairment of equity method investment	177.0	—
Change in deferred taxes	(45.0)	(28.1)
Provision for loss on receivables and other assets	22.2	20.8
Loss on disposition of business	—	15.8
Unrealized (gain) loss on investments, net	(26.1)	0.8
Other operating activities, net	(30.3)	(26.6)
Changes in assets and liabilities:
Trade and other receivables	(139.9)	(78.7)
Income taxes payable	10.9	2.1
Short-term contract assets and Prepaid expenses and other current assets	30.2	20.8
Other non-current assets	(121.2)	(58.0)
Accounts payable and accrued expenses	108.7	16.8
Accrued compensation	106.7	74.3
Other current and non-current liabilities	(106.1)	(115.9)
Net cash provided by operating activities	340.4	208.0
Cash flows from investing activities
Payment for property and equipment	(47.4)	(41.0)
Acquisition of business, net of cash acquired	(4.9)	—
Investments in equity securities	(8.9)	(1.7)
Return of beneficial interest in a securitization	(630.0)	(505.0)
Collection on beneficial interest in a securitization	650.0	505.0
Proceeds from disposition of business or other investments	11.5	122.6
Other investing activities, net	8.6	1.3
Net cash (used in) provided by investing activities	(21.1)	81.2
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(11.2)	(10.4)
Payment of deferred and contingent consideration	(13.0)	(18.1)
Repayment of borrowings	(300.0)	(200.4)
Payment of finance lease liabilities	(26.1)	(28.2)
Other financing activities, net	(0.2)	3.7
Net cash used in financing activities	(350.5)	(253.4)

Change in cash, cash equivalents and restricted cash	(31.2)	35.8
Cash, cash equivalents and restricted cash, beginning of the year	814.6	801.2
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	20.1	(22.4)
Cash, cash equivalents and restricted cash, end of the year	$803.5	$814.6

February 19, 2026

Segment Results
The following tables summarize the results of operations for the Company’s segments for the three months and years ended December 31, 2025 and 2024.

Americas Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$624.1	$609.4	2%	2%	$2,467.8	$2,420.4	2%	2%
Leasing	512.7	488.4	5%	5%	1,674.2	1,536.2	9%	9%
Capital markets	218.4	182.8	19%	19%	666.0	564.7	18%	18%
Valuation and other	53.9	48.8	10%	10%	181.2	161.9	12%	12%
Total service line fee revenue(1)	1,409.1	1,329.4	6%	6%	4,989.2	4,683.2	7%	7%
Gross contract reimbursables(2)	686.4	583.5	18%	17%	2,521.9	2,314.8	9%	9%
Total revenue	$2,095.5	$1,912.9	10%	9%	$7,511.1	$6,998.0	7%	7%

Costs and expenses:
Americas Fee-based operating expenses	$1,255.4	$1,188.5	6%	5%	$4,542.5	$4,279.6	6%	6%
Cost of gross contract reimbursables	686.4	583.5	18%	17%	2,521.9	2,314.8	9%	9%
Segment operating expenses	$1,941.8	$1,772.0	10%	9%	$7,064.4	$6,594.4	7%	7%

Net (loss) income	$(53.9)	$84.8	n.m.	n.m.	$39.4	$126.7	(69)%	(69)%

Adjusted EBITDA	$163.5	$151.7	8%	7%	$480.8	$436.4	10%	10%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 19, 2026

EMEA Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$113.9	$92.1	24%	14%	$377.0	$331.3	14%	8%
Leasing	80.0	68.8	16%	7%	239.0	227.0	5%	0%
Capital markets	43.5	36.6	19%	9%	109.4	91.5	20%	13%
Valuation and other	62.3	51.5	21%	13%	194.9	177.7	10%	5%
Total service line fee revenue(1)	299.7	249.0	20%	11%	920.3	827.5	11%	6%
Gross contract reimbursables(2)	41.0	40.2	2%	(5)%	145.2	125.7	16%	11%
Total revenue	$340.7	$289.2	18%	9%	$1,065.5	$953.2	12%	7%

Costs and expenses:
EMEA Fee-based operating expenses	$251.8	$207.8	21%	13%	$830.1	$752.0	10%	6%
Cost of gross contract reimbursables	41.0	40.2	2%	(5)%	145.2	125.7	16%	11%
Segment operating expenses	$292.8	$248.0	18%	10%	$975.3	$877.7	11%	7%

Net income (loss)	$28.6	$25.1	14%	14%	$32.6	$(3.4)	n.m.	n.m.

Adjusted EBITDA	$47.3	$39.8	19%	5%	$100.0	$74.5	34%	22%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$209.7	$178.1	18%	17%	$779.5	$728.4	7%	8%
Leasing	68.2	65.5	4%	5%	185.5	184.3	1%	2%
Capital markets	26.5	28.1	(6)%	(5)%	82.2	65.6	25%	25%
Valuation and other	28.4	25.3	12%	11%	104.6	100.2	4%	4%
Total service line fee revenue(1)	332.8	297.0	12%	12%	1,151.8	1,078.5	7%	7%
Gross contract reimbursables(2)	144.8	130.4	11%	12%	559.8	416.8	34%	37%
Total revenue	$477.6	$427.4	12%	12%	$1,711.6	$1,495.3	14%	16%

Costs and expenses:
APAC Fee-based operating expenses	$305.9	$265.8	15%	15%	$1,088.1	$1,020.2	7%	7%
Cost of gross contract reimbursables	144.8	130.4	11%	12%	559.8	416.8	34%	37%
Segment operating expenses	$450.7	$396.2	14%	14%	$1,647.9	$1,437.0	15%	16%

Net income	$2.9	$3.0	(3)%	23%	$16.2	$8.0	n.m.	n.m.

Adjusted EBITDA	$27.9	$30.8	(9)%	(8)%	$75.4	$71.0	6%	7%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 19, 2026

Cushman & Wakefield Ltd.
Use of Non-GAAP Financial Measures
The Company has used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
ii.Segment operating expenses and Fee-based operating expenses;
iii.Adjusted net income and Adjusted earnings per share;
iv.Free cash flow;
v.Local currency; and
vi.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not measurements recognized under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized (gain) loss on investments, net, impairment of investments, loss (gain) on dispositions, net, acquisition related costs, cost savings initiatives, system implementation costs, loss (gain) from insurance proceeds, net of legal fees, non-operating items related to the Greystone JV and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income taxes and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses, as well as other expenses such as depreciation and amortization, impairment of investments, (loss) gain on dispositions, acquisition related costs, cost savings initiatives, system implementation costs and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger, financing and other facility fees, unrealized (gain) loss on investments, net, impairment of investments, loss (gain) on dispositions, net, acquisition related costs, cost savings initiatives, system implementation costs, loss (gain) from insurance proceeds, net of legal fees, non-operating items related to the Greystone JV and other non-recurring items. Tax impact of adjusted items reflects management’s estimated annual effective tax rate. The Company also uses Adjusted earnings per share (“EPS”) as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.

February 19, 2026

Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
Adjustments to GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this press release, we had the following adjustments:
Unrealized (gain) loss on investments, net represents net unrealized gains and losses on fair value investments.
Impairment of investments reflects certain one-time impairment charges related to investments, equity method investments or other assets.
Loss (gain) on dispositions, net reflects net gains and losses on the sale or disposition of businesses or investments as well as other transaction costs associated with the sales, which are not indicative of our core operating results given the low frequency of business dispositions by the Company.
Acquisition related costs includes certain direct costs incurred in connection with acquiring businesses.
Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to actions to reduce headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued through September 30, 2024.
System implementation costs includes costs incurred related to transformative system implementations that may take several years to complete.
Loss (gain) from insurance proceeds, net of legal fees represents one-time gains related to certain contingent events, such as insurance recoveries, which are not considered ordinary course and which are only recorded once realized or realizable, net of related legal fees or estimated settlements. We exclude such net gains from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.
Non-operating items related to the Greystone JV reflects certain non-operating activity presented within (loss) earnings from equity method investments related to the Greystone JV for (i) gains recognized from the retention of mortgage servicing rights (“MSRs”) upon the origination and sale of mortgage loans, (ii) increases or decreases in the fair value of the MSRs and (iii) estimated provisions for credit losses related to mortgage loans. This activity is specific to the Greystone JV rather than all of the Company’s equity method investments based on the Greystone JV’s specialized industry, namely, multi-family lending and loan servicing solutions. Starting in the second quarter of 2025, the Company has excluded such activity from the calculation of Adjusted EBITDA as it is non-cash in nature and does not represent the underlying operating performance of the business. This activity is reported entirely within the Americas reportable segment.
The interim financial information for the three months ended December 31, 2025 and 2024 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2025 in the Company’s 2025 Annual Report, to be filed with the SEC in the near future.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

February 19, 2026

Reconciliations of Non-GAAP financial measures
Reconciliation of Net (loss) income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2025	2024	2025	2024
Net (loss) income	$(22.4)	$112.9	$88.2	$131.3
Adjustments:
Depreciation and amortization	25.5	29.6	104.2	122.2
Interest expense, net of interest income	54.7	55.5	216.2	229.9
Provision for income taxes	10.3	19.2	26.0	44.5
Unrealized (gain) loss on investments, net	(26.8)	—	(26.1)	0.8
Impairment of investments	177.0	—	183.5	—
Loss (gain) on dispositions, net	1.1	(1.1)	1.1	18.4
Acquisition related costs	0.4	—	0.8	—
Cost savings initiatives	—	—	—	28.9
System implementation costs	1.7	—	5.6	—
Loss (gain) from insurance proceeds, net of legal fees	—	—	2.7	(16.5)
Non-operating items related to the Greystone JV	2.8	—	37.4	—
Other(1)	14.4	6.2	16.6	22.4
Adjusted EBITDA	$238.7	$222.3	$656.2	$581.9
(1) Other includes miscellaneous income and expense items such as non-cash amortization of certain merger related deferred rent and tenant incentives and non-cash amortization of the A/R Securitization servicing liability.
For the year ended December 31, 2025, Other also reflects one-time consulting costs associated with the redomiciliation to Bermuda, legal fees and costs associated with an antitrust dispute and a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024. The long-term incentive awards granted to these four executive officers consisted entirely of performance-based awards in 2024 and they provided for a higher maximum payout than typical awards. This award design structure was unique to 2024 and was not utilized in 2025. We therefore excluded a portion of the non-cash stock-based compensation expense associated with those awards from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods, due to the unique nature of the 2024 awards and because we do not consider it to be a normal, recurring operating expense. These costs were offset by the release of a non-ordinary course compliance reserve, which when originally accrued in a prior period had been excluded from the calculation of Adjusted EBITDA within “Legal and compliance matters”.
For the year ended December 31, 2024, Other also reflects one-time consulting costs associated with the Company rebranding, professional services fees associated with discrete offshoring, legal fees and costs associated with an antitrust dispute, one-time legal and consulting costs associated with a secondary offering of our common shares by our former shareholders, non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024 and bad debt expense driven by a sublessee default.

February 19, 2026

Reconciliation of Total costs and expenses to Segment operating expenses and Fee-based operating expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2025	2024	2025	2024
Total costs and expenses	$2,736.9	$2,455.0	$9,835.7	$9,107.6
Depreciation and amortization	(25.5)	(29.6)	(104.2)	(122.2)
Impairment of investments	—	—	(6.5)	—
(Loss) gain on dispositions	(9.5)	1.1	(9.5)	(18.4)
Acquisition related costs	(0.4)	—	(0.8)	—
Cost savings initiatives	—	—	—	(28.9)
System implementation costs	(1.7)	—	(5.6)	—
Other, including foreign currency movements(1)	(14.5)	(10.3)	(21.5)	(29.0)
Segment operating expenses(2)	2,685.3	2,416.2	9,687.6	8,909.1
Cost of gross contract reimbursables	(872.2)	(754.1)	(3,226.9)	(2,857.3)
Fee-based operating expenses	$1,813.1	$1,662.1	$6,460.7	$6,051.8
(1) Other includes miscellaneous income and expense items such as non-cash amortization of certain merger related deferred rent and tenant incentives, non-cash amortization of the A/R Securitization servicing liability and the effects of movements in foreign currency.
For the year ended December 31, 2025, Other also reflects one-time consulting costs associated with the redomiciliation to Bermuda, legal fees and costs associated with an antitrust dispute, a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024 (as further discussed above) and estimated settlements related to litigation of an insurance policy claim. These costs were offset by the release of a non-ordinary course compliance reserve, which when originally accrued in a prior period had been excluded from the calculation of Adjusted EBITDA within “Legal and compliance matters”.
For the year ended December 31, 2024, Other also reflects one-time consulting costs associated with the Company rebranding, professional services fees associated with discrete offshoring, legal fees and costs associated with an antitrust dispute, one-time legal and consulting costs associated with a secondary offering of our common shares by our former shareholders, non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024 and bad debt expense driven by a sublessee default.
(2) Certain adjustments to Total costs and expenses may appear different than adjustments made to Net (loss) income when calculating Adjusted EBITDA as the adjustments to Total costs and expenses exclude items recorded in (Loss) earnings from equity method investments and Other income, net in the Consolidated Statements of Operations.

February 19, 2026

Reconciliation of Net (loss) income to Adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (unaudited)	2025	2024	2025	2024
Net (loss) income	$(22.4)	$112.9	$88.2	$131.3
Adjustments:
Merger and acquisition related depreciation and amortization	10.1	10.1	40.8	47.6
Financing and other facility fees(1)	—	—	—	2.9
Unrealized (gain) loss on investments, net	(26.8)	—	(26.1)	0.8
Impairment of investments	177.0	—	183.5	—
Loss (gain) on dispositions, net	1.1	(1.1)	1.1	18.4
Acquisition related costs	0.4	—	0.8	—
Cost savings initiatives	—	—	—	28.9
System implementation costs	1.7	—	5.6	—
Loss (gain) from insurance proceeds, net of legal fees	—	—	2.7	(16.5)
Non-operating items related to the Greystone JV	2.8	—	37.4	—
Other	14.4	6.2	16.6	22.4
Tax impact of adjusted items(2)	(31.2)	(14.6)	(65.4)	(23.3)
Adjusted net income	$127.1	$113.5	$285.2	$212.5
Weighted average shares outstanding, basic	231.6	229.5	231.2	228.9
Weighted average shares outstanding, diluted(3)	237.0	234.6	234.7	232.8
Adjusted earnings per share, basic	$0.55	$0.49	$1.23	$0.93
Adjusted earnings per share, diluted(3)	$0.54	$0.48	$1.22	$0.91
(1) Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our 2018 Credit Agreement (as defined in the 2025 Annual Report), including $2.9 million of new transaction costs expensed directly in the second quarter of 2024.
(2) Reflective of management’s estimation of an adjusted effective tax rate of 25% and 23% for the three months ended December 31, 2025 and 2024, respectively, and 24% for both the years ended December 31, 2025 and 2024.
(3) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 5.4 million and 5.1 million for the three months ended December 31, 2025 and 2024, respectively, and dilutive shares of 3.5 million and 3.9 million for the year ended December 31, 2025 and 2024, respectively.

Reconciliation of Net cash provided by operating activities to Free cash flow:

	Year Ended December 31,
(in millions) (unaudited)	2025	2024
Net cash provided by operating activities	$340.4	$208.0
Payment for property and equipment	(47.4)	(41.0)
Free cash flow	$293.0	$167.0